Exhibit 10.6
Summary of Non-Employee Director Compensation

SITEONE LANDSCAPE SUPPLY, INC.
(the “Company”)

Effective May 13, 2020

Each non-employee director serving on the Company’s Board of Directors (the “Board”) shall be entitled to receive:
1.Annual Cash Retainer. An annual cash retainer of $65,000 for service on the Board.
2.Committee Membership Fees. A cash retainer, as follows:
a.a non-employee director who is a member of the Audit Committee shall receive an additional annual cash retainer of $12,500;
b.a non-employee director who is a member of the Human Resources & Compensation Committee shall receive an additional annual cash retainer of $10,000; and
c.a non-employee director who is a member of the Nomination and Corporate Governance Committee shall receive an additional annual cash retainer of $7,500.
3.Chair Fees; Lead Director Fee. A cash retainer, as follows:
a.a non-employee director serving as the Lead Director of the Board shall receive an additional annual cash retainer of $35,000;
b.a non-employee director serving as the chair of the Audit Committee shall receive an additional annual cash retainer of $20,000;
c.a non-employee director serving as the chair of the Human Resources & Compensation Committee shall receive an additional annual cash retainer of $15,000;
d.a non-employee director serving as the chair of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $10,000;
Directors shall not receive additional fees for attending any Board or committee meetings. The cash retainer fees set forth in Sections 1, 2 and 3 shall be paid quarterly in arrears on March 31, June 30, September 30, and December 31 for each year.
4.Expense Reimbursement. Each director shall be reimbursed for reasonable expenses incurred in connection with attending Board meetings and committee meetings.
5.Equity Retainer. An annual equity award of deferred share units with a fair market value equal to $105,000 on the date of the grant, as determined under the Company’s Equity Plan (as defined below). This annual grant of deferred share units shall be made on the day of the Company’s annual shareholder meeting as a prospective award (i.e., for the coming year of service). Deferred share units shall vest on the earlier to occur of (a) the day preceding the next annual shareholder meeting at which directors are elected, or (b) the first anniversary of the grant date, in each case subject to the director’s continued service as a non-employee director or other service provider. If a termination occurs prior to the end of the vesting period due to a voluntary resignation from the board or involuntary removal without cause, a prorated portion of the deferred share units will become vested. If the director’s termination occurs due to death or disability, or a change in control occurs prior to the termination of the director’s service, the deferred share units will become fully vested. Vested deferred share units granted to non-employee directors shall settle into the Company’s common stock following the earlier to occur of (i) the director receiving the grant has ceased to serve as a non-employee director on the Board or other service provider and (ii) a change in control within the parameters of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The deferred share units will be subject to the terms and condition of the award agreement and Equity Plan.

6.Compensation for New Directors. Any new non-employee director who joins the Board will be entitled to prorated compensation, in both cash and equity, for the year in which he or she joins the Board. Such a director’s initial equity award will be valued using the fair market value of a share of the Company’s common stock on the date of his or her appointment to the Board, as determined under the Company’s Equity Plan.
7.Deferral Election. Non-employee directors may also elect to convert all or a portion of their annual cash retainers, committee fees and chair fees into fully-vested deferred share units using the fair market value of a share of the Company’s common stock, as determined under the Company’s Equity Plan, on the payment date subject to deferral requirements of Section 409A.
8.Omnibus Equity Incentive Plan. Deferred share units for non-employee directors shall be granted under the SiteOne Landscape Supply, Inc. 2020 Omnibus Equity Incentive Plan, or a successor plan (the “Equity Plan”).
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